Exhibit 99.1
PACKAGING CORPORATION OF AMERICA REPORTS SECOND QUARTER 2010 RESULTS
Lake Forest, IL, July 19, 2010 – Packaging Corporation of America (NYSE: PKG) today reported second quarter 2010 net income of $38 million, or $0.37 per share, including an after-tax charge of $1 million, or $0.01 per share, from asset disposals related to the Counce and Valdosta mills major energy projects. Reported results for the second quarter of 2009 were net income of $109 million, or $1.07 per share, including $80 million, or $0.79 per share, from alternative fuel mixture credits. Net sales for the second quarter were $615 million, up 12%, compared to $549 million in the second quarter of 2009.
Excluding the asset disposal charge, earnings were $39 million, or $0.38 per share, versus second quarter 2009 earnings, excluding alternative fuel mixture credits, of $29 million, or $0.28 per share. The increase in earnings per share, compared to last year, was driven by higher containerboard and corrugated products price and mix ($0.12), higher volume ($0.08) and lower energy costs ($0.02). These increases were partially offset by higher costs for recycled fiber ($0.06), wood ($0.03) and transportation ($0.02).
Excluding alternative fuel mixture credits and energy project related asset disposal charges, net income for the first six months of 2010 was $52 million, or $0.50 per share, compared to $54 million, or $0.53 per share, in 2009. Year-to-date net sales were $1.17 billion compared to $1.06 billion in 2009.
Corrugated products shipments were up 8%, and outside sales of containerboard were up 12% compared to last year’s second quarter. Containerboard production was 589,000 tons after taking about 35,000 tons of downtime related to annual maintenance outages and energy project work. Containerboard inventories at the end of June were about 18,000 tons below June 2009 ending levels.
Paul T. Stecko, Executive Chairman of PCA, said, “We had an outstanding quarter operationally in both our box plants and mills. Corrugated products demand was very strong, and our second quarter box price increase was essentially completed by July 1. We completed annual maintenance outages at three of our mills in April and May, and in June, our mills set a production record which was extremely important considering our low level of containerboard inventory. With improved weather conditions, wood costs at our Counce mill also continued to trend down.”
“Looking ahead to the third quarter,” Mr. Stecko said, “we expect higher earnings from a full quarter’s benefit of our second quarter box price increases, and from higher sales volumes and increased mill production. Recycled fiber, wood fiber and fuel costs are also expected to be lower. Considering all of these items, we currently estimate our third quarter earnings at about $0.60 per share.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.15 billion in 2009. PCA operates four paper mills and 68 corrugated products plants in 26 states across the country.

CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Conference Call Information:

WHAT:	Packaging Corporation of America’s 2nd Quarter 2010 Earnings Conference Call

WHEN:	Tuesday, July 20, 2010 10:00 a.m. Eastern Time

NUMBER:	(866) 253-6505 (U.S. and Canada) or (703) 639-1207 (International) Dial in by 9:45 a.m. Eastern Time Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	July 20, 2010 1:00 p.m. Eastern Time through August 3, 2010 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International) Passcode: 1468245
Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended June 30,
(in millions, except per share data)	2010	2009
Net sales	$615.5	$549.4
Cost of sales	(483.8)	(430.9)

Gross profit	131.7	118.5
Selling and administrative expenses	(44.7)	(42.8)
Corporate overhead	(15.4)	(15.4)
Other income (expense), net	(3.9)	75.4

Income before interest and taxes	67.7	135.7
Interest expense, net	(8.1)	(8.8)

Income before taxes	59.6	126.9
Provision for income taxes	(21.6)	(18.0)

Net income	$38.0	$108.9

Earnings per share:
Basic	$0.37	$1.07

Diluted	$0.37	$1.07

Basic common shares outstanding	102.0	101.5
Diluted common shares outstanding	102.9	102.2

Supplemental financial information:
Capital spending	$92.2	$22.4
Cash balance	$181.5	$192.9

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Six Months Ended June 30,
(in millions, except per share data)	2010	2009
Net sales	$1,166.2	$1,061.8
Cost of sales	(947.7)	(833.3)

Gross profit	218.5	228.5
Selling and administrative expenses	(89.0)	(86.1)
Corporate overhead	(28.0)	(28.9)
Other income (expense), net	(0.2)	71.8

Income before interest and taxes	101.3	185.3
Interest expense, net	(16.8)	(17.5)

Income before taxes	84.5	167.8
Provision for income taxes	(27.3)	(33.2)

Net income	$57.2	$134.6

Earnings per share:
Basic	$0.56	$1.33

Diluted	$0.56	$1.32

Basic common shares outstanding	102.0	101.4
Diluted common shares outstanding	102.9	102.1

Supplemental financial information:
Capital spending	$155.3	$50.3

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures (1)
Unaudited

	Three Months Ended June 30,
	2010		2009
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$38.0	$0.37	$108.9	$1.07

Special items:
Alternative fuel mixture tax credits (2)	—	—	(80.3)	(0.79)
Asset disposal charges (3)	1.1	0.01	—	—

Total special items	1.1	0.01	(80.3)	(0.79)

Excluding special items	$39.1	$0.38	$28.6	$0.28

	Six Months Ended June 30,
	2010		2009
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$57.2	$0.56	$134.6	$1.32

Special items:
Alternative fuel mixture tax credits (2)	(9.2)	(0.09)	(80.3)	(0.79)
Asset disposal charges (3)	3.6	0.03	—	—

Total special items	(5.6)	(0.06)	(80.3)	(0.79)

Excluding special items	$51.6	$0.50	$54.3	$0.53

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effect of special items are excluded as management considers such items to be unusual in nature. Management uses these measures to focus on PCA’s on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

(2)	Represents income from the 2009 alternative fuel mixture tax credits.

(3)	Represents charges from asset disposals related to the Counce, Tennessee and Valdosta, Georgia major energy projects and, additionally for the first quarter of 2010, the announced closure of the Ackerman, Mississippi wood products facility.